Exhibit 10.1

FIRST LEASE EXTENSION AGREEMENT

This FIRST LEASE EXTENSION AGREEMENT (the "Agreement") is entered into this 13 day of May, 2025, by and among Texzona Industries, Inc., ("Landlord"), and Precision Optics Corporation, Inc., ("Tenant") collectively the “Parties”, or individually a “Party”).

RECITALS

A. Landlord, and Tenant and are parties to that certain Lease Agreement dated July 1, 2019 as extended by a Renewal Option dated February 4, 2022. (the Lease”) for 1410 Gail Borden Suite A-3 & A-4, El Paso, Texas 79935 (the “Premises”).

B. Landlord and Tenant desire to amend the term of the Lease and renew and extend all of Tenant’s duties, obligations and liabilities under the Lease, subject to the terms of the Agreement.

C. Unless otherwise specified, capitalized terms in the Lease shall have the same meaning in this Agreement.

AGREEMENT

In consideration of the mutual covenants herein provided, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Extension of Lease. The term provided in the Lease is hereby extended for a period of thirty-six (36) months, commencing on June 1, 2025 and shall end on May 31, 2028.

2. Consent to Extension. Landlord and Tenant hereby approves and consents to the adjustment of the term of the Lease.

3. Base Rent and Costs. The Base Monthly Rental for the Renewal Term is as follows:

Period	Monthly Base Rent	Period Base Rent
June 1, 2025 – May 31, 2026	$4,101.56	$49,218.75
June 1, 2026 – May 31, 2027	$4,224.61	$50,695.32
June 1, 2027 – May 31, 2028	$4,351.34	$52,216.17

In addition to the Base Monthly Rental shown above, Tenant shall continue to be responsible for taxes, insurance, and common area maintenance (“CAM”) as provided in the Lease, provided such amount is an estimate and shall be adjusted from time to time (at least annually) as provided in the Lease. Beginning June 1, 2025 the total estimated monthly rental payment including CAM should be $5,773.15

4. Brokers. No other broker has been retained to act as Tenant’s exclusive real estate representative in connection with the negotiation of this Amendment. The parties acknowledge and agree that no discussions or negotiations were had with any brokers or agents concerning this Amendment. Vista Star Realty (“Landlord’s Broker”) is the only authorized broker for Landlord. Landlord shall be responsible for any commissions due to Landlord’s Broker. Landlord and Tenant each represents and warrants to the other that, except for Tenant’s Broker and Landlord’s Broker, neither Landlord nor Tenant has dealt with any real estate broker, salesperson, or finder in connection with the negotiation of this Agreement, and no such person initiated or participated in the negotiation of the Agreement. Landlord and Tenant agree to indemnify and hold the other harmless from and against any and all claims, loss or expense (including reasonable attorneys’ fees and costs) for a brokerage commission or other compensation arising out of their respective dealings with any real estate broker or agent other than the Tenant’s Broker and Landlord’s Broker. Lessor represents that some of its partners and/or owners are Texas licensed Real Estate Brokers and Agents.

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5. Abandoned Property. If at any time during the term of this lease, Tenant abandons the Premises or any part thereof, Landlord may, at its option, enter the Premises by any means without being liable for any prosecution therefore, and without becoming liable to Tenant for damages or for any payment of any kind whatever, and may, at its discretion, as agent for Tenant, re-let the Premises, or any part thereof, for the whole or any part of the then unexpired term, and may receive and collect all rent payable by virtue of such re-letting, and, at Landlord’s option, hold Tenant liable for any difference between the rent that would have been payable under this lease during the balance of the unexpired term, if this Lease had continued in force, and the net rent for such period realized by Landlord by means of such re-letting. If Landlord’s right of re-entry is exercised following Abandonment of the Premises by Tenant, then Landlord may consider any personal property, inventory or equipment belonging to Tenant and left on the Premises to also have been abandoned, in which case Landlord may dispose of all such personal property, inventory or equipment, in any manner Landlord shall deem proper and is hereby relieved of all liability for doing so. “Abandonment” is defined as any absence of Tenant from the Premises for five (5) consecutive days while all or any of the rent or other amounts payable and due is unpaid. Alternatively, Abandonment may also include a failure on the part of the Tenant to respond to telephone calls, emails or text messages regarding the leased Premises, while money is owed, for a period of five (5) days. Landlord is not obligated to provide notice to Tenant of the Landlord’s intent to retain, destroy, deem the inventory, equipment, or remaining property to be junk, or dispose of any property left on the Premises. Any notice of default, lock-out or termination of the lease shall be considered notice to Tenant of Landlord’s intent to retain, destroy, deem the inventory or personal property or equipment to be junk, or dispose of any property left on the Premises. Landlord, may, but is not required to, store any of Tenant’s property away from the Premises, and charge reasonable storage fees for the property. Landlord may also charge as additional costs, any costs incurred by Landlord for moving the property left on site or disposing of any items or property determined to be junk and will not be responsible for any damage or loss of property that occurs as a result of any move or disposal. Landlord, may, but is not required to, keep said stored property for a period of thirty (30) days or longer, in Landlord’s sole discretion, in which case, Tenant will be obligated to pay all sums due under the lease as well as the storage fee, moving costs or disposal costs, prior to obtaining access to the property. This provision also applies to any items left on the Premises at the end of the term of the Lease or in the event that Tenant is in holdover status. In Landlord’s sole discretion, Tenant will be considered to remain in holdover status as long as Tenant’s property remains in the Premises and until Landlord has removed or disposed of said property. Landlord may retain, destroy, deem the inventory or remaining property to be junk, or dispose of any property left on the Premises in any manner, at the sole discretion of Landlord, at the end of the term of this Lease, including termination as result of Tenant’s actions. Tenant shall continue to be responsible for payment for storage of the abandoned property which shall include storage within the Leased Premises, in Landlord’s sole discretion. Said storage fees shall be a minimum of 200% of the base rent plus the Operating Expenses or the current market rent for the Base Rent for the Premises plus the Operating Expenses, or whatever the actual storage fees are, whichever is greater. Landlord shall have no responsibility for any items left on the Premises, adjacent to the Premises or in the Common Area after Abandonment, termination of the Lease, or the end of the term of this Lease. This clause also applies to any property belonging to, or left by, Tenant in the Common Area of the Project. This clause specifically includes any trucks, any vehicles or motor-driven equipment, other equipment, boats, motors, off-highway vehicles, maintenance or construction vehicles or equipment, trailers and semitrailers, (“Titled Personal Property”), or storage containers, or anything else associated with Tenant’s use of the Premises, left in the Premises, adjacent or near the Premises, or anywhere on the Project. If Tenant fails to remove any Titled Personal Property from the Premise, Project, or the Common Area, Landlord shall be deemed the duly authorized irrevocable agent and attorney in fact of Tenant with regards to any Titled Personal Property and is authorized, with no liability or duty to Tenant and will not be responsible for any damage or loss of Titled Personal Property, to execute such instruments and undertake such steps, to transfer said Titled Personal Property into Landlord’s name and remove, sell, transfer, dispose, scrap, and/or destroy such Titled Personal Property on behalf of Tenant at Tenant’s expense, in Landlord’s sole and absolute discretion. This clause shall survive the termination of this Lease.

6. Insurance. Section 9 Insurance (b) Tenant’s Obligations, of the Lease is hereby amended as follows:

i. All Risk Property, General Liability and Other Insurance. During the Lease Term and any renewals of this Lease, Landlord shall maintain all risk property insurance covering the Building as Landlord deems appropriate. Landlord may, but is not obligated to, maintain such other insurance and additional coverage as it may deem necessary, including, but not limited to, all risk property for the Project commercial general liability insurance and rent loss insurance covering the Project. All such insurance shall be included as part of the Operating Expenses charged to Tenant. The Project or Building may be included in a blanket policy (in which case the cost of such insurance allocable to the Project or Building will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s use of the Premises. As soon as reasonably practical but in no event less than fifteen (15) days prior to any increase in premiums as a result of Tenant’s use of the Premises, Landlord shall provide written notice with an explanation of the specific Tenant-caused actions resulting in the increase. Tenant, as additional rent, shall pay to Landlord an amount equal to Tenant's Share of all premiums paid by Landlord for insurance described in this Lease. Tenant's Share of such premiums is payable as additional rent under Paragraph 5 of the Lease.

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ii. Plate Glass. During the Lease Term, Tenant shall carry full coverage insurance on all plate glass in the Premises and cause the same to be replaced if chipped, cracked or broken, including the replacement thereof in the event of an illegal or malicious act by any third party.

iii. Liability. During the Lease Term, Tenant shall procure and maintain a Commercial General Liability coverage policy or policies of insurance, insuring both Landlord, Landlord’s Property Manager, Landlord Parties, and Tenant, against all claims, damages or actions arising out of or in connection with Tenant's use or occupancy of the Premises, the Building, or the Project (including the Common Areas), and adjoining streets, sidewalks, and passageways, or by the condition of the Premises, the limits of such policy or policies to be in an amount not less than $1,000,000.00 per occurrence and in an amount not less than $2,000,000.00 in the general aggregate for personal injury including, without limitation, bodily injury, death or property. Such policy or policies shall additionally include Contractual Liability insurance in support of the indemnity sections of this Lease and Fire Legal Liability insurance coverage in the maximum allowable amount, and which shall include insurance coverage for any damage to the Premises leased by Tenant in the minimum amount of $100,000.00. Tenant shall also maintain (i) business interruption insurance covering its loss of income for at least 12 months, and (ii) workers compensation insurance on its employees in the required statutory amounts. All of Tenant’s policies shall contain a waiver of subrogation and right of recovery.

iv. Property Insurance. During the Lease Term, Tenant shall carry insurance against fire and such other risks as are from time to time included in standard extended coverage insurance, for the full insurable value, covering all of Tenant's equipment, furniture, merchandise, trade fixtures, including Trade Fixtures (as defined below), furnishings, wall covering, floor covering, carpeting, drapes, equipment, improvements, betterments and all items of property of Tenant located on or within the Premises. All property of Tenant kept in the Premises shall be so kept at Tenant's risk only. Such policy shall contain a waiver of subrogation and right of recovery. In the event that Tenant does not carry such insurance then Tenant waives any claim against Landlord or Landlord Parties for any damages that could have or should have been covered by such insurance.

v. Construction Liability. Tenant, at its own cost and expense, shall obtain and maintain at all times when demolition, excavation, or construction work or repairs or renovations are being done by Tenant or a third party vendor on Tenant’s behalf, and is in progress on the Premises, construction liability insurance and builder’s risk insurance with limits of not less than $1,000,000.00 and $2,000,000.00 in the general aggregate for personal injury, including, without limitation, bodily injury, death, or property damage, protecting Landlord Parties, Landlord’s Property Manager and Tenant as well as such other person or persons as Tenant may designate against any and all liability for injury or damage to any person or property in any way arising out of such demolition, excavation, or construction work, or repairs or renovations. Worker’s compensation and automobile liability coverage should also be maintained as applicable. Landlord, Landlord Parties, and Landlord’s Property Manager shall be named as Additional Insureds under such policy.

vi. Form of Insurance. Policies required of Tenant hereunder shall: (A) be issued by a reputable insurance company qualified to do business in the state where the Premises and the Project are located with an AM Best rating of A minus or better; (B) list Landlord, and any Property Manager if any, and its subsidiaries, related entities, partners, officers, directors, owners and employees (the “Landlord Parties”), as additional insureds; (C) provide that they cannot be cancelled or amended in any material respects unless Landlord is given thirty (30) days prior written notice; (D) state that such insurance is primary and non-contributory over any insurance carried by Landlord; (E) contain an endorsement in favor of Landlord waiving such insurance company's right of subrogation against Landlord; and (F) contain a statement that the annual premium for such policy has been paid in advance. Landlord shall have the right to review said insurance amounts at least yearly during the Lease Term and require Tenant to increase said insurance policies to provide coverage in such amounts as Landlord, in its sole discretion, deems necessary and Tenant agrees to procure and maintain such increased insurance coverage. Tenant shall provide Landlord with any renewal of insurance required under this Paragraph at least ten (10) days prior to the expiration of any such policy or as soon as practicable. Tenant will also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant's use or occupancy of the Premises or any vacancy or abandonment thereof by Tenant. In addition, Tenant’s insurance as required in this Lease shall apply as primary insurance with respect to any other insurance or self-insurance programs afforded to or obtained by Landlord. TENANT WAIVES ALL RIGHTS AGAINST LANDLORD AND LANDLORD PARTIES FOR RECOVERY OF DAMAGES TO THE EXTENT THE DAMAGES ARE COVERED (OR SHOULD HAVE BEEN COVERED) BY THE LIABILITY INSURANCE AND OTHER INSURANCE OBTAINED OR REQUIRED TO HAVE BEEN OBTAINED BY TENANT UNDER THIS LEASE. The insurance required by Landlord hereunder may be maintained under a blanket or master policy which includes properties other than the Project.

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vii. Certificate of Insurance. A duly executed certificate of insurance substantially similar to the form attached as Exhibit “A” to this Agreement shall be delivered by Tenant to Landlord: (A) prior to the occupancy of the Premises by Tenant, (B) at least ten (10) days prior to the expiration of the respective insurance policy for any renewals, or (C) promptly, upon request by Landlord during this Lease. This certificate of insurance should represent the actual endorsements on the insurance procured by the Tenant.

7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to choice of law principles. Jurisdiction and venue shall be in El Paso, Texas.

8. Notice. All notices under this Agreement to the parties shall be provided in following manner:

All notices or communications required or permitted to be given under this Agreement shall be in writing and shall be transmitted by (a) personal delivery, (b) nationally recognized overnight courier service, (c) certified or registered mail, return receipt requested, postage prepaid, or (iv) electronic mail, along with a secondary form of transmission to include regular first-class mail. Except where otherwise expressly provided to the contrary, all notices and communications shall be deemed to have been given and received by a party on (i) the date of delivery if transmitted by personal delivery, (ii) the first business day after the date of posting if delivered by a nationally recognized overnight courier service, (iii) three (3) days after the date of posting if transmitted by certified or registered mail, or (iv) if by electronic mail, the earlier of the date of written reply by the recipient or confirmation from the recipient of receipt via automatic delivery receipt or read receipt, or by other communication from the Tenant, the deemed date of delivery of the secondary form of transmission.

Any notice to Tenant shall be sent to Tenant at the Premises and may include the email address next to Tenant’s signature below. Any notice to Landlord shall be sent to Landlord at P.O. Box 522541, El Paso, Texas 79952, and via Email:*** and ***. Landlord may by notice given aforesaid change its address for all subsequent notices.

9. Tenant Confirmation and Estoppel. Tenant ratifies and confirms the terms of the Lease and that Landlord is not in default under the Lease and Tenant is in full compliance with the terms of the Lease.

10. Entire Agreement. This Agreement and the Lease contain the entire agreement of the parties concerning the subject matter of this Agreement and supersedes any prior written or oral agreement. There are no representations, agreements, arrangements, understandings, oral or written, between and among the parties relating to the subject matter contained in this Agreement that are not full expressed herein.

11. Counterparts; Integration; Signatures. This Agreement may be executed in counterparts and it is not necessary that signatures of each party appear on the same counterpart, but such counterparts together will constitute a single binding agreement by and between the parties. Counterparts may be executed by hand or by any electronic signature complying the U.S. federal ESIGN Act of 2000, as amended (the “ESIGN Act”). Executed counterparts may be delivered via facsimile, electronic mail or other similar transmission method, and any executed counterpart so delivered shall be valid and effective for all purposes. No party shall raise the use of any electronic signature that complies with the ESIGN Act (including www.docusign.com), or the use of a facsimile machine, electronic mail or other similar transmission method as a means to deliver a signature to this Agreement or any amendment hereto as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

12. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

13. Interpretation. In this Agreement: (a) terms defined in the singular have the corresponding meaning in the plural and vice versa; (b) pronouns and any variations thereof contained herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require; (c) the word “include” and its derivatives means “include without limitation.”; (d) references to Articles, Sections and Exhibits are to the specified Articles and Sections of, and Exhibits to, this Agreement unless the context otherwise requires. Each exhibit (if any) to this Agreement is made a part of this Agreement for all purposes; and (e) references to statutes or regulations are to those statutes or regulations as currently amended and to the corresponding provisions as they may be amended or superseded in the future.

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14. Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the Parties hereto that the remainder of this Agreement shall not be affected thereby. It is also the intention of the Parties to this Agreement that in lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there be added, as a part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

15. Attorney’s Fees. In the event that Landlord is required to take any action as a result of Tenant’s breach of the Lease or any default by Tenant, to include the filing of any action in Bankruptcy or receivership, Landlord may recover all Attorney’s Fees expended in connection thereof as actual damages and not consequential damages. Further, in the event of a default and termination of the Lease for any reason, in addition to all other requirements necessary to cure the default, Tenant will be required to pay a double security deposit which shall be double the most recent monthly Base Rent payable under the Lease, to be held by Landlord on Tenant’s account, prior to any reinstatement of the Lease.

16. Ratification. Except as modified by this Agreement, the terms and provisions of the Lease Agreement are hereby ratified and affirmed.

17. Legal Authority. If Tenant is an entity (including any form of corporation, limited liability company, partnership, professional association, or trust), then each individual executing or attesting this Lease on behalf of such person covenants, warrants and represents that he is duly authorized to execute or attest and deliver this Lease on behalf of such entity.

18. Recitals. The recitals are incorporated herein by reference as if restated verbatim.

(Signatures Below)

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Executed this the 13 day of May, 2025.

LANDLORD:

Texzona Industries, Inc

By: Texzona Management, LLC,

General Partner

By: __________________________

Name: /s/***

Its: ***

Email: ***

TENANT:

Precision Optics Corporation, Inc

By: /s/ *****

Its: ***

Email: ***

Cell Phone:

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